NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 18, 2013, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 3, 2013 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The mandatory exchange of Granite Real Estate Inc. became automatically effective after the close of business on January 3, 2013. Each Common Share of Granite Real Estate Inc. was exchanged for one (1) Stapled Unit (each consisting of one unit of Granite Real Estate Investment Trust and one common share of Granite REIT Inc.) (New) of Granite Real Estate Investment Trust. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 4, 2013.